Exhibit 5.1

Akerman Senterfitt One Southeast Third Avenue 25th Floor Miami, Florida 33131 Tel: 305.374.5600 Fax: 305.374.5095

May 15, 2012

The GEO Group, Inc.

One Park Place, Suite 700

621 Northwest 53rd Street

Boca Raton, Florida 33487-8242

Re:	The GEO Group, Inc. – Prospectus Supplement dated May 14, 2012

Ladies and Gentlemen:

Reference is made to our opinion dated September 13, 2011 and included as Exhibit 5.1 to the automatic shelf registration statement on Form S-3 (Registration No. 333-176819) filed with the Securities and Exchange Commission (the “Commission”) on September 13, 2011 (the “Registration Statement”) by The GEO Group, Inc. (the “Company”) pursuant to the requirements of the Securities Act of 1933, as amended (the “Act”). We are rendering this supplemental opinion in connection with the prospectus supplement dated May 14, 2012 (the “Prospectus Supplement”). The Prospectus Supplement relates to the offering of 154,722 shares of the Company’s common stock, par value $0.01 per share (the “Shares”) held by Cornell Companies, Inc., a wholly-owned subsidiary of the Company, which Shares are covered by the Registration Statement, together with the associated preferred share purchase rights for the Company’s Series A Junior Participating Preferred Stock, par value $0.01 per share (the “Rights”) issuable pursuant to the Rights Agreement, dated as of October 9, 2003, between the Company and EquiServe Trust Company, N.A., as rights agent. Prior to the occurrence of certain events, none of which has occurred as of the date of the Prospectus Supplement, the Rights will not be exercisable or separable from the common stock. We understand that the Shares are to be offered and sold in the manner set forth in the Registration Statement and the Prospectus Supplement.

This opinion letter is limited to the matters expressly stated herein and no opinions are to be inferred or may be implied beyond the opinion expressly so stated.

We have acted as the Company’s counsel in connection with the preparation of the Registration Statement and the Prospectus Supplement. We are familiar with the proceedings

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The GEO Group, Inc.

May 15, 2012

taken by the Board of Directors of the Company in connection with the authorization, issuance and sale of the Shares. We have examined all such documents as we have considered necessary in order to enable us to render this opinion, including, but not limited to, (i) the Registration Statement, (ii) the Prospectus dated September 13, 2011 included with the Registration Statement (the “Prospectus”), (iii) the Prospectus Supplement, (iv) the Company’s Amended and Restated Articles of Incorporation, as amended, (v) the Company’s Bylaws, (vi) certain resolutions of the Board of Directors of the Company, (vii) corporate records and instruments, and (viii) such laws and regulations as we have deemed necessary for the purposes of rendering the opinions set forth herein. In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons and the authenticity of originals of such documents that have been presented to us as photostatic copies. As to any facts material to the opinions expressed herein, which were not independently established or verified, we have relied upon statements and representations of officers of the Company.

Based upon the foregoing, we are of the opinion that the Shares are duly authorized, validly issued, fully paid and non-assessable and the related Rights when issued in accordance with the Rights Agreement will be validly issued preferred stock purchase rights for Series A Junior Participating Preferred Stock.

We express no opinion as to matters governed by laws of any jurisdiction other than the federal laws of the United States and the laws of the State of Florida. We neither express nor imply any obligation with respect to any other laws or the laws of any other jurisdiction or of the United States.

This opinion does not address the determination a court of competent jurisdiction may make regarding whether the Board of Directors would be required to redeem or terminate, or take other action with respect to, the Rights at some future time based on the facts and circumstances existing at that time. This opinion assumes the members of the Board of Directors of the Company have acted in a manner consistent with their fiduciary duties as required under applicable law in adopting the Rights Agreement. This opinion addresses the Rights and the Rights Agreement in their entirety, and it is not settled whether the invalidity of any particular provision of a Rights Agreement or of Rights issued thereunder would result in invalidating such Rights in their entirety.

We assume no obligation to update or supplement this opinion letter if any applicable laws change after the date of this opinion letter or if we become aware after the date of this opinion letter of any facts, whether existing before or arising after the date hereof, that might change the opinions expressed above. This opinion letter is limited to the matters expressly stated herein and no opinions are to be inferred or may be implied beyond the opinions expressly so stated. Without limiting the generality of the foregoing, we neither express nor imply any opinion regarding the contents of the Prospectus Supplement or the Registration Statement, other than as expressly stated herein with respect to the Shares and the Rights.

The GEO Group, Inc.

May 15, 2012

This opinion letter is furnished to you in connection with the filing of the Prospectus Supplement and may not be relied upon for any other purpose without our prior written consent in each instance. Further, no portion of this letter may be quoted, circulated or referred to in any other document for any other purpose without our prior written consent.

We hereby consent to the filing of this opinion letter with the Securities and Exchange Commission in connection with the filing of the Prospectus Supplement referred to above. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission issued thereunder.

Very truly yours,

AKERMAN SENTERFITT

/s/ AKERMAN SENTERFITT